Contact:	Corey Horsch
Vice President, Chief Financial Officer
and Treasurer
(405) 225-4800

SONIC REPORTS ACCELERATING SAME-STORE SALES TREND
FOR THE THIRD FISCAL QUARTER OF 2018

OKLAHOMA CITY (June 26, 2018) - Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its third fiscal quarter ended May 31, 2018.

Key highlights of the company’s third quarter of fiscal year 2018 included:

•	Net income per diluted share increased 32% to $0.58 versus $0.44 in the prior-year period; adjusted net income per diluted share increased 21% to $0.52 versus $0.43 in the prior-year period;

•	System same-store sales declined 0.2%, consisting of a 0.2% same-store sales decrease at franchise drive-ins and a 0.2% increase at company drive-ins;

•	Company drive-in margins declined by 10 basis points as compared to the year-ago period;

•	5 new drive-ins opened; and

•	The company repurchased 1.5 million outstanding shares.

“Our third quarter same-store sales performance reflects a material improvement in trend, driven by ongoing initiatives to increase marketing reach, refresh our advertising creative and introduce relevant new products, including the Sonic Signature Slinger and Pretzel Twist,” said Cliff Hudson, Sonic Corp. CEO. “We continued to support a simplified everyday value message via the Carhop Classic promotion in April and May, which featured a Quarter-Pound Double Cheeseburger or Signature Slinger and Tots for $2.99. These broadly appealing value options offer compelling price points and are key to our efforts to drive traffic and increase sales.

“Looking ahead, we expect to continue to benefit from fully integrated media strategies and strong product innovation. On the product front, we are now promoting new Chicken Tenders as part of a $3.99 Crispy Tender Dinner, as well as Snow Cone Slushes featuring innovative flavors such as Pickle Juice and Tiger’s Blood. We continue to roll out mobile order ahead technology across the system following a successful operational test in the third fiscal quarter. We expect our focus on delighting our guests and delivering a more convenient and personalized experience will continue to drive improved traffic, accelerate operating profit growth and generate strong free cash flow.

“During the quarter, we continued to return capital to shareholders. We repurchased 1.5 million shares in the quarter, bringing the total to 4.3 million shares repurchased for the first nine months of fiscal 2018, or 9.8% of shares outstanding. We expect leverage to remain near the high end of our 3.5-4.5x net-debt-to-EBITDA target and anticipate returning a cumulative $500 to $600 million in capital to investors from fiscal 2018 through fiscal 2021 through a combination of dividends and share repurchases.” (a)

(a)	Future declarations of quarterly dividends are subject to the final determination of the company's Board of Directors.

Financial Overview
For the third fiscal quarter of 2018, the company’s net income totaled $21.6 million or $0.58 per diluted share compared to net income of $18.8 million or $0.44 per diluted share in the same period of the prior year. Excluding the items outlined below, net income increased 7% and net income per diluted share increased 21% to $0.52. The lower tax rate resulting from federal tax reform benefitted adjusted earnings per share by approximately $0.06. Excluding the total impact of federal tax reform, adjusted net income per diluted share improved 7% to $0.46 in the third fiscal quarter of 2018.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands, except per share amounts)
໿

	Three months ended		Three months ended
	May 31, 2018		May 31, 2017
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$21,576	$0.58	$18,751	$0.44	$2,825	15%	$0.14	32%
Payment card breach expense (1)	338	0.01	—	—
Tax impact on payment card breach expense (2)	(99)	0.00	—	—
Net gain on refranchising transactions (3)	(3,153)	(0.08)	(814)	(0.02)
Tax impact on refranchising transactions (4)	924	0.02	396	0.01
Adjusted - Non-GAAP (5)	$19,586	$0.52	$18,333	$0.43	$1,253	7%	$0.09	21%
________________

(1)	Costs include legal fees.

(2)	Tax impact during the period at a consolidated blended statutory tax rate of 29.3%.

(3)
During the third quarter of fiscal year 2018, we completed transactions to refranchise the operations of 41 company drive-ins. During the third quarter of fiscal year 2017, we made adjustments of $0.8 million to the retained minority investment related to the refranchising transactions that occurred in the first six months of the fiscal year. Additionally, we recorded a net loss as a franchisee initiated exercise of an option to purchase real estate related to a first quarter refranchising transaction, which was offset by amortization of the deferred gain recorded for a second quarter refranchising transaction.

(4)	Tax impact at a consolidated blended statutory tax rate of 29.3% during fiscal year 2018 and an adjusted effective tax rate of 48.7% during fiscal year 2017.

(5)	Sum of per share data may not agree to the total amounts due to rounding.

For the first nine months of fiscal year 2018, the company’s net income totaled $52.6 million or $1.36 per diluted share compared to net income of $42.8 million or $0.96 per diluted share in the same period of the prior year. Excluding the items outlined below, net income increased 5% and net income per diluted share increased 21% to $0.98. The lower tax rate resulting from federal tax reform benefitted adjusted earnings per share by approximately $0.10. Excluding the total impact of federal tax reform, adjusted net income per diluted share improved 9% to $0.88 in the first nine months of fiscal year 2018.

(In thousands, except per share amounts)

	Nine months ended		Nine months ended
	May 31, 2018		May 31, 2017
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$52,613	$1.36	$42,832	$0.96	$9,781	23%	$0.40	42%
Payment card breach expense (1)	1,209	0.03	—	—
Tax impact on payment card breach expense (2)	(411)	(0.01)	—	—
Loss from debt transactions (3)	1,310	0.03	—	—
Tax impact on debt transactions (4)	(384)	(0.01)	—	—
Discrete impact of the Tax Cuts and Jobs Act	(14,120)	(0.37)	—	—
Net gain on refranchising transactions (5)	(3,153)	(0.08)	(6,645)	(0.15)
Tax impact on refranchising transactions (6)	924	0.02	2,501	0.05
Gain on sale of investment in refranchised drive-in operations (7)	—	—	(3,795)	(0.08)
Tax impact on sale of investment in refranchised drive-in operations (8)	—	—	1,350	0.03
Adjusted - Non-GAAP (9)	$37,988	$0.98	$36,243	$0.81	$1,745	5%	$0.17	21%
________________

(1)	Costs include legal fees, investigative fees and costs related to customer response.

(2)	Combined tax impact at consolidated blended statutory tax rates of 38.2% during the first quarter of fiscal year 2018 and 29.3% during the second and third quarters of fiscal year 2018.

(3)
Includes a $0.7 million write-off of unamortized deferred loan fees related to the reduction of the company's variable funding note commitments, as well as a $0.4 million write-off of unamortized deferred loan fees related to the prepayment on the company's 2013 and 2016 fixed rate notes. Additionally, as required by the terms of the 2016 fixed rate notes, we paid a $0.2 million prepayment premium.

(4)	Tax impact during the period at a consolidated blended statutory tax rate of 29.3%.

(5)
During the third quarter of fiscal year 2018, we completed transactions to refranchise the operations of 41 company drive-ins. During the first and second quarters of fiscal year 2017, we completed transactions to refranchise the operations of 110 company drive-ins. In one of the transactions, a portion of the proceeds was applied as the initial payment for an option to purchase the real estate within the next 24 months. The franchisee initiated exercise of a portion of the option during the third quarter of fiscal year 2017. Until the option was fully exercised, the franchisee made monthly lease payments which were included in other operating income, net of sub-lease expense. In another transaction, we recorded a deferred gain as a result of a real estate purchase option extended to the franchisee. The deferred gain is being amortized into income through January 2020 when the option becomes exercisable. During the third quarter of fiscal year 2017, we also made adjustments to the retained minority investment related to the refranchising transactions that occurred in the first six months of the fiscal year.

(6)
Tax impact at a consolidated blended statutory tax rate of 29.3% during fiscal year 2018; a combined tax impact at an effective tax rate of 35.6% during the first quarter of fiscal year 2017 and at adjusted effective tax rates of 36.0% and 48.7% during the second and third quarters of fiscal year 2017, respectively.

(7)	Gain on sale of investment in refranchised drive-ins is related to minority investments in franchise operations retained as part of a refranchising transaction that occurred in fiscal year 2009.

(8)	Tax impact during the period at an adjusted effective tax rate of 35.6%.

(9)	Sum of per share data may not agree to the total amounts due to rounding.

Fiscal Year 2018 Outlook
While the macroeconomic environment may impact results, the company now expects adjusted earnings per share for fiscal year 2018 to be between $1.45 and $1.49 inclusive of tax reform. Excluding the impact of tax reform, the company now expects an adjusted earnings per share increase of 3% to 6% year over year. The outlook for fiscal 2018 anticipates the following elements:

•	Same-store sales for the system to be down 1% to flat year over year;

•	Royalty revenue growth from new unit development;

•	50 to 55 new franchise drive-in openings;

•	Drive-in-level margins of 15.3% to 15.6%, depending on the degree of same-store sales growth at company drive-ins;

•	Selling, general and administrative expenses of $78 million to $80 million;

•	Depreciation and amortization expense of $38 million to $39 million;

•	Net interest expense of $32 million to $33 million;

•	Capital expenditures of $40 million to $41 million;

•	Free cash flow (b) of approximately $60 million;

•	An income tax rate of 24.0% to 25.0%;

•	Ongoing share repurchases as part of our $500 million authorization through fiscal 2021; and

•	An expected quarterly cash dividend of $0.16 per share.

Earnings Conference Call
The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing (888) 224-1005 or (323) 994-2093 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 5919718.  The replay will be available until Tuesday, July 3, 2018.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company's website, sonicdrivein.com.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Ninety-five percent of SONIC's nearly 3,600 drive-in locations are owned and operated by local business men and women. For 65 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $10.7 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.

(b)	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures net of spending on build-to-suit drive-in development.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.
The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Revenues:
Company Drive-In sales	$66,587	$72,062	$182,217	$223,500
Franchise Drive-Ins:
Franchise royalties and fees	48,251	48,220	122,766	122,687
Lease revenue	2,203	2,418	5,288	5,474
Other	1,265	1,290	1,565	2,038
Total revenues	118,306	123,990	311,836	353,699

Costs and expenses:
Company Drive-Ins:
Food and packaging	18,549	19,380	50,863	61,112
Payroll and other employee benefits	23,468	25,590	67,325	82,688
Other operating expenses, exclusive of depreciation and amortization included below	12,354	13,836	37,303	47,540
Total cost of Company Drive-In sales	54,371	58,806	155,491	191,340

Selling, general and administrative	21,118	20,763	57,733	58,813
Depreciation and amortization	9,566	9,520	28,492	29,531
Other operating income, net	(4,010)	(540)	(4,503)	(11,105)
Total costs and expenses	81,045	88,549	237,213	268,579
Income from operations	37,261	35,441	74,623	85,120

Interest expense	8,598	7,318	24,411	21,734
Interest income	(524)	(291)	(1,361)	(1,047)
Loss from debt transactions	—	—	1,310	—
Net interest expense	8,074	7,027	24,360	20,687

Income before income taxes	29,187	28,414	50,263	64,433
Provision for income taxes	7,611	9,663	(2,350)	21,601
Net income	$21,576	$18,751	$52,613	$42,832

Basic income per share	$0.58	$0.44	$1.38	$0.97
Diluted income per share	$0.58	$0.44	$1.36	$0.96

Weighted average basic shares	36,924	42,402	38,178	43,972
Weighted average diluted shares	37,316	43,093	38,633	44,729
໿

SONIC CORP.
Unaudited Supplemental Information

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Drive-Ins in Operation:
Company:
Total at beginning of period	222	233	228	345
Opened	—	2	—	3
Sold to franchisees	(43)	(5)	(49)	(115)
Closed (net of re-openings)	—	—	—	(3)
Total at end of period	179	230	179	230
Franchise:
Total at beginning of period	3,365	3,329	3,365	3,212
Opened	5	13	18	36
Acquired from the company	43	5	49	115
Closed (net of re-openings)	(3)	(6)	(22)	(22)
Total at end of period	3,410	3,341	3,410	3,341
System:
Total at beginning of period	3,587	3,562	3,593	3,557
Opened	5	15	18	39
Closed (net of re-openings)	(3)	(6)	(22)	(25)
Total at end of period	3,589	3,571	3,589	3,571

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
	($ in thousands)
Sales Analysis:
Company Drive-Ins:
Total sales	$66,587	$72,062	$182,217	$223,500
Average drive-in sales	318	312	826	818
Change in same-store sales	0.2%	(3.2)%	(2.1)%	(4.7)%
Franchised Drive-Ins:
Total sales	$1,163,863	$1,145,042	$3,010,081	$2,971,775
Average drive-in sales	349	348	906	915
Change in same-store sales	(0.2)%	(1.1)%	(1.4)%	(3.2)%
System:
Change in total sales	1.1%	(0.5)%	(0.1)%	(2.5)%
Average drive-in sales	$347	$346	$901	$907
Change in same-store sales	(0.2)%	(1.2)%	(1.5)%	(3.3)%
Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017

	(In thousands)
Revenues:
Company Drive-In sales	$66,587	$72,062	$182,217	$223,500
Franchise Drive-Ins:
Franchise royalties	48,063	47,890	122,285	121,910
Franchise fees	188	330	481	777
Lease revenue	2,203	2,418	5,288	5,474
Other	1,265	1,290	1,565	2,038
Total revenues	$118,306	$123,990	$311,836	$353,699

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Margin Analysis (percentage of Company Drive-In sales):
Company Drive-Ins:
Food and packaging	27.9%	26.9%	27.9%	27.3%
Payroll and employee benefits	35.2	35.5	36.9	37.0
Other operating expenses	18.6	19.2	20.5	21.3
Cost of Company Drive-In sales	81.7%	81.6%	85.3%	85.6%

	May 31,	August 31,
	2018	2017

	(In thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$44,869	$22,340
Current assets	104,135	89,184
Property, equipment and capital leases, net	300,870	312,380
Total assets	$545,546	$561,744

Current liabilities, including capital lease obligations and long-term debt due within one year	$58,512	$58,616
Obligations under capital leases due after one year	13,632	16,167
Long-term debt due after one year, net of debt issuance costs	701,853	628,116
Total liabilities	818,806	763,502
Stockholders' deficit	$(273,260)	$(201,758)

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands)

	Three months ended May 31, 2018				Three months ended May 31, 2017
	Reported GAAP	Adjustments		Adjusted Non-GAAP	Reported GAAP	Adjustments		Adjusted Non-GAAP
Total Revenues	$118,306	$—		$118,306	$123,990	$—		$123,990

Total cost of Company Drive-in sales	54,371	—		54,371	58,806	—		58,806
Selling, general and administrative	21,118	(338)	(1)	20,780	20,763	—		20,763
Depreciation and amortization	9,566	—		9,566	9,520	—		9,520
Other operating income, net	(4,010)	3,153	(2)	(857)	(540)	814	(3)	274
Total cost and expenses	81,045	2,815		83,860	88,549	814		89,363
Income from Operations	$37,261	$(2,815)		$34,446	$35,441	$(814)		$34,627
________________

(1)	Payment card breach expenses recorded in the third quarter of fiscal year 2018.

(2)	Includes the $3,153 thousand pretax gain on refranchising transactions recorded in the third quarter of fiscal year 2018.

(3)	Includes the $814 thousand pretax gain on refranchising transactions recorded in the third quarter of fiscal year 2017.

(In thousands)

	Nine months ended May 31, 2018				Nine months ended May 31, 2017
	Reported GAAP	Adjustments		Adjusted Non-GAAP	Reported GAAP	Adjustments		Adjusted Non-GAAP
Total Revenues	$311,836	$—		$311,836	$353,699	$—		$353,699

Total cost of Company Drive-in sales	155,491	—		155,491	191,340	—		191,340
Selling, general and administrative	57,733	(1,209)	(1)	56,524	58,813	—		58,813
Depreciation and amortization	28,492	—		28,492	29,531	—		29,531
Other operating income, net	(4,503)	3,153	(2)	(1,350)	(11,105)	10,440	(3)	(665)
Total cost and expenses	237,213	1,944		239,157	268,579	10,440		279,019
Income from Operations	$74,623	$(1,944)		$72,679	$85,120	$(10,440)		$74,680
________________

(1)	Payment card breach expenses recorded in the first nine months of fiscal year 2018.

(2)	Includes the $3,153 thousand pretax gain on refranchising transactions recorded in the first nine months of fiscal year 2018.

(3)
Includes the $6,645 thousand pretax net gain on refranchising transactions during the first nine months of fiscal year 2017 and the $3,795 thousand pretax gain on the sale of investment in refranchised drive-in operations during the first quarter of fiscal year 2017.